Consent

Date:  January 31, 2003

TO WHOM IT MAY CONCERN:

I hereby authorize Teradyne, Inc.'s Chief Financial Officer

General Counsel, Corporate Counsel, Secretary, Assistant

Secretary or Corporate Controller, or any of their respective

Designees to execute and cause to be filed, on my behalf, (i)

Form 144 or any other documents to be filed pursuant to Rule

144 of the Securities Act of 1933 and any regulations

thereunder with respect to securities of Teradyne, Inc. and

(ii) Form 4 and/or Form 5, including amendments thereto or

other document required to be filed pursuant to Section 16(a)

of the Securities and Exchange Act of 1934 and any

regulations thereunder with respect to securities of

Teradyne, Inc.

This authorization shall continue until terminated in writing by me.

Signature:/s/Vincent M. O'Reilly    Date Signed:  January 31, 2003

Name Printed:  Vincent M. O'Reilly